EXHIBIT 10.9


                              PERFORMANCE INCENTIVE

                                COMPENSATION PLAN




OBJECTIVE

The purpose of the Bridge Bank Performance Incentive Compensation Plan ("Plan") is to motivate the achievement of specific Bank, division/group/team, and individual performance goals annually and align the financial interests of the individual officers and staff employees of Bridge Bank with those of the Bank.


DEFINITIONS

"Bank"            Bridge Bank, National Association

"Plan"            Performance Incentive Compensation Plan of Bridge Bank.

"Participant"     All active and eligible  employees of the Bank with a
                  minimum of three (3) months continuous service.


"Committee"       The Compensation Committee of the Board of Directors of
                  Bridge Bank

"Board"           The Board of Directors of Bridge Bank


ELIGIBILITY

All non-commission based exempt employees of the Bank are eligible to participate in the Plan. Additionally, select commission-based employees with discretionary non-production related performance goals are eligible to participate. Positions at the non-exempt level do not have target awards; rather, non-exempt employees are eligible for one-time exceptional performance


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awards  that may be  granted  at the end of the year or at the  conclusion  of a successful project.

Eligible Participants will be notified annually in the month of December prior to the Plan year as to their participation for the current Plan year. Employees hired during the Plan year who are approved for participation in the Plan will receive a pro-rata incentive award based upon their length of service during the Plan year. Should Participants be absent for a portion of the Plan year due to management approved Leave of Absence or Disability, those periods will be excluded and the award pro-rated, subject to Conditions and Restrictions, below.

A minimum of three months continuous service with the Bank is necessary in order to be eligible for an award under the Plan.


PLAN YEAR

The Plan year will be January 1 through December 31, until otherwise modified.

PLAN REVIEW

The Plan will be reviewed annually by management, the Committee, and the Board.

PLAN ADMINISTRATION

The Committee administers the Plan on behalf of the Board. The Board, at the recommendation of the Committee and management, approves, for Plan participants at the Executive Vice President level and above, bonus award levels, Bank, division/group/team, and individual objectives and target performance levels, and final incentive payouts. The President and CEO of the Bank is delegated similar authority for administering the Plan for Participants Senior Vice President and below. The President and CEO is also delegated the responsibility for the day-to-day administration of the Plan and developing the objectives and awards for the executives, officers and staff.

PLAN DESIGN

The Plan is designed to provide an incentive for Participants to meet and exceed Bank, division/group/team, and individual financial and performance goals. Bank, division/group/team, and individual performance goals are established each year by Bank management and reviewed and approved by the Board of Directors. These goals are established as part of the process of building the Bank's financial operating plan for the upcoming year. Each position in the Bank is assigned a performance weighting among achievement of Bank, division/group/team, and

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individual  goals.  Each Plan year,  each  eligible  Participant  is assigned an approved bonus percentage range based upon his or her position and scope of responsibility. Specific bonus award percentages are set by the Board, at its sole discretion, at the recommendation of the Committee and management, and may be revised from time to time, at its sole discretion, based upon periodic review of market compensation comparables of peer banks as well as other relevant factors. Bonus awards will be calculated as a percentage of the Participant's base annual salary at the end of the Plan year. The approved bonus award may be adjusted upward or downward within the established percentage range - or beyond the established range - based upon performance of the participant relative to established performance goals. Exhibit "A" discusses how the targets and bonus awards will be determined for the current Plan year. Exhibit "B" lists the specific performance goals and approved range of bonus percent for the individual Participant.


INCENTIVE COMPENSATION AWARD PAYMENT

Bonus award payouts will be calculated using the methodology described in Exhibits "A" and "B" and paid out, subject to the Plan Conditions and
Restrictions, below, upon approval of management and/or the Board and confirmation of the Bank's financial performance by its independent auditors. Bonus awards will be paid through the Bank's normal payroll procedures and will be subject to all applicable withholding and taxes.


EMPLOYMENT TERMINATION

Participants who terminate employment with the Bank during the Plan year will not participate in any part of the incentive for that year, unless the termination is pursuant to a management or board approved agreement. Bonus awards under this Plan are not earned until paid.


CONDITIONS AND RESTRICTIONS

The Bank reserves the right to amend, modify, or terminate this Plan at its sole discretion at any time.

All bonus and incentive awards are granted at the sole discretion of management and the Board of Directors.

There is no guarantee that any or every Participant will be paid a bonus under this Plan. Bonuses are intended to be paid for performance above and beyond the usual expectations of the position. If, in the judgment of the supervisor and management, some or all Participants have not contributed at a level deserving

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of a performance bonus, even if the formula indicates a bonus award, there is no requirement of the Bank to pay such a bonus award.

Extraordinary occurrences that are outside of the influence of the Bank and/or Participant that may cause an unintended effect, positive or negative, on the performance of the Bank and/or the calculation of a Participant's potential performance bonus may be included in the bonus award calculation.

As with any individual assessment of performance, earned bonus amounts should be kept in the highest confidence between the Participant and the Bank.

Staffing changes during the Plan year may alter the composition of the group of eligible participants, and thereby, the target bonus pool as well as the actual bonus pool.

Allocation of a bonus award to a Participant will not be affected by management approved vacation or personal time off leave unless such time has been excessive, that is, more than the time off permitted under the Bank's established time off policies. In such cases, the bonus award may be prorated at the sole discretion of management after consultation with the Participant's supervisor.

If an eligible employee is transferred to another position within the Bank, he/she will have continued eligibility for a bonus award, prorated based upon the time spent in each position.


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